Exhibit 99.1

Progress Energy announces 2009 third-quarter results;
reaffirms full-year 2009 earnings guidance

Highlights:

Third Quarter 2009

♦	Reports third-quarter GAAP earnings of $0.88 per share, compared to $1.18 per share for the same period last year, primarily driven lower by a litigation verdict related to discontinued operations

♦	Reports third-quarter ongoing earnings of $342 million, or $1.22 per share, compared to $306 million, or $1.17 per share, for the same period last year

Year-to-date 2009

♦
Reports GAAP earnings for the first nine months of 2009 of $2.16 per share, compared to $2.77 per share for the same period last year, primarily driven lower by a litigation verdict related to discontinued operations

♦	Reports ongoing earnings for the first nine months of 2009 of $704 million, or $2.53 per share, compared to $653 million, or $2.50 per share, for the same period last year

♦	Reaffirms 2009 ongoing earnings guidance of $2.95 to $3.15 per share

RALEIGH, N.C. (October 30, 2009) – Progress Energy [NYSE: PGN] announced third-quarter GAAP earnings of $247 million, or $0.88 per share, compared with GAAP earnings of $309 million, or $1.18 per share, for the same period last year. Current period results include a charge of $101 million, net of tax, or $0.36 per share, to discontinued operations related to a litigation verdict.  Third-quarter ongoing earnings were $342 million, or $1.22 per share, compared to $306 million, or $1.17 per share, for the same period last year. The significant drivers in ongoing earnings per share were increased revenues for interim and limited base rate relief, favorable returns on nuclear and environmental investments and O&M cost management, partially offset by lower retail growth and usage and share dilution. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“We remain on track to achieve our financial goals for the year,” said Bill Johnson, chairman, president and CEO. “Against the backdrop of the ongoing economic recession, our company performed well operationally and financially during the third quarter. Our focus on continuous business excellence, cost management and operational efficiency helped to offset lower energy sales in our utilities.”

Progress Energy reaffirms its 2009 ongoing earnings guidance range of $2.95 to $3.15 per share.  The ongoing earnings guidance excludes the impact, if any, from discontinued operations, CVO mark-to-market adjustment, potential impairments and plant retirement charges. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2009 earnings guidance due to the uncertain nature and amount of these adjustments.

See pages 3-6 for detailed third-quarter and year-to-date earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•	Florida Public Service Commission (FPSC) delayed the decision on PEF’s rate case revenue requirement and rate design until January 11 and January 28, 2010, respectively.
•	Received approval from the FPSC for PEF’s proposed 2010 cost recovery for new nuclear plant construction at Levy County and nuclear uprate at Crystal River Unit 3.
•	Filed petitions with the FPSC for proposed 2010 cost recovery in Florida through the following clauses: fuel, capacity, environmental and energy conservation.
•
Filed petition with the North Carolinas Utilities Commission (NCUC) to decrease the fuel component of customer rates and adjust the components of energy-efficiency programs and renewable energy resources, resulting in a slight net reduction in customer bills, effective December 2009.

•	Requested the NCUC delay implementation of the state wide poultry power requirement of Senate Bill 3 by one year to 2012 and cut the ultimate requirement by a third to 300,000 megawatt-hours per year.
•
Recorded a charge of $101 million, net of tax, related to a litigation verdict in a breach-of-contract lawsuit with U.S. Global related to ownership interests in certain of our now discontinued synthetic fuels facilities.  The Company intends to file post-trial motions and is evaluating grounds for appeal.

•
Awarded $36 million in a breach-of-contract lawsuit against global engineering, consulting and construction firm Black & Veatch and 12 firm partners. In the event PEF recovers damages, it is not expected to impact net income, given anticipated regulatory and accounting treatment.

State-of-the-Art Power Plants

•
Received approval from the NCUC to build a new, 950-megawatt (MW) combined-cycle natural gas plant in Wayne County, N.C., to replace the neighboring 397-MW coal-fired Lee Plant.  The project represents a total investment of approximately $900 million and will substantially reduce overall emissions beginning in early 2013.

•	Received site certification approval from Florida’s Siting Board, comprised of the governor and Cabinet, to build two nuclear power plant units in Levy County.

Alternative Energy and Energy Efficiency

•	Awarded $200 million matching Smart Grid grant from the Department of Energy through the American Recovery and Reinvestment Act.
•	Placed online a 650-kilowatt solar array, owned and operated by Carolina Solar Energy, near Roxboro, N.C., from which PEC will purchase the electricity under a 20-year solar power contract.
•	Signed agreement with MP2 Capital to purchase the energy produced by a new 2.3-MW solar photovoltaic array in Laurinburg, N.C.

•
Signed multiple contracts for solar power through our SunSense Commercial PV program totaling approximately 1 MW of electricity, which brings the total amount of solar-generated electricity scheduled to be purchased by PEC to more than 9 MW.

•
Announced partnership with Ford and General Motors to participate in early vehicle demonstrations and assess changes in the demand on the electric grid from the use of plug-in electric vehicles as part of the auto companies’ $60 million grant from the American Recovery and Reinvestment Act.

•
Joined Edison Electric Institute members in a pledge to accelerate adoption of plug-in electric vehicles by aggressive action in five focus areas:  charging infrastructure, customer service, customer education, incentives and conversion of utility fleets.

Awards, Honors and Recognitions

•	Named to the Dow Jones Sustainability North America Index for the fifth year in a row as an industry leader in managing economic, environmental and social issues.
•	Named one of the Top Utilities in Economic Development by Site Selection magazine for the seventh time in the last eight years.
•
Received award from the Project Management Institute for contributions by Progress Energy’s Project Management Center of Excellence in developing a method to evaluate and rank projects so that appropriate resources, requirements and governance are applied.

•	Received GovernanceMetrics International’s highest rating for best-in-class corporate governance standards.
•	Named to Newsweek’s List of Top 500 Green Companies in the U.S.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

THIRD-QUARTER 2009 BUSINESS HIGHLIGHTS

Below are the third-quarter and year-to-date 2009 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 6-7 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported third-quarter ongoing earnings per share of $0.76, compared with $0.78 for the same period last year; GAAP earnings per share of $0.74, compared with $0.77 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.06 O&M primarily due to targeted cost reductions, lower net nuclear plant outage and maintenance costs and the impact of changes to an environmental reserve
▪	$0.01 other margin
▪	$0.01 wholesale revenues
▪	$0.01 depreciation and amortization
▪	$0.01 interest expense

•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.05) retail growth and usage
▪	$(0.02) income taxes primarily due to impact of changes in tax estimates
▪	$(0.05) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	13,000 net increase in the average number of customers for the three months ended
September 30, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported third-quarter ongoing earnings per share of $0.60, compared with $0.53 for the same period last year; GAAP earnings per share of $0.63, compared with $0.55 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.09 retail rates primarily due to impact of interim and limited base rate relief
▪	$0.08 other margin primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets
▪	$0.02 weather
▪	$0.01 O&M
▪	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.03) retail growth and usage
▪	$(0.03) depreciation and amortization primarily due to impact of depreciable asset base increases
▪	$(0.02) AFUDC equity primarily due to placing the repowered Bartow Plant in service in June 2009
▪	$(0.01) other
▪	$(0.01) income taxes
▪	$(0.04) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	8,000 net decrease in the average number of customers for the three months ended
September 30, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt and Discontinued Operations)

•
Reported third-quarter ongoing after-tax expenses of $0.14 per share compared with after-tax expenses of $0.14 per share for the same period last year; GAAP after-tax expenses of $0.49 per share, compared with after-tax expenses of $0.14 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.02 income taxes primarily due to impact of changes in tax estimates
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.02) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.01) other

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $1.56, compared with $1.65 for the same period last year; GAAP earnings per share of $1.54, compared with $1.64 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.06 depreciation and amortization primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets and Clean Smokestacks Act amortization recognized during 2008, partially offset by impact of depreciable asset base increases

▪	$0.05 weather
▪	$0.03 O&M primarily due to targeted cost reductions and lower emission allowance expense, partially offset by higher net plant outage and maintenance costs
▪	$0.02 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.02 interest expense primarily due to lower interest rates on variable rate debt, partially offset by higher average debt outstanding
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) retail growth and usage, primarily in the industrial sector
▪	$(0.03) other operating primarily due to prior-year gain on land sales
▪	$(0.02) other primarily due to losses on balanced billing program and lower interest income
▪	$(0.01) wholesale revenues
▪	$(0.11) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	15,000 net increase in the average number of customers for the nine months ended
September 30, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $1.37, compared with $1.26 for the same period last year; GAAP earnings per share of $1.38, compared with $1.29 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.15 other margin primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets
▪	$0.11 retail rates primarily due to impact of interim and limited base rate relief
▪	$0.06 weather
▪	$0.06 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.03 wholesale revenues primarily due to increased capacity charges from new and amended contracts
▪	$0.03 income taxes primarily due to deduction related to nuclear decommissioning trust funds
▪	$0.01 O&M
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) retail growth and usage
▪	$(0.08) interest expense primarily due to higher average debt outstanding
▪	$(0.04) depreciation and amortization primarily due to impact of depreciable asset base increases
▪	$(0.03) other operating primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales

▪	$(0.09) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	8,000 net decrease in the average number of customers for the nine months ended
September 30, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt and Discontinued Operations)

•
Reported year-to-date ongoing after-tax expenses of $0.40 per share compared with after-tax expenses of $0.41 per share for the same period last year; GAAP after-tax expenses of $0.76 per share, compared with after-tax expenses of $0.16 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 other
▪	$0.03 share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.03) interest expense primarily due to higher average debt outstanding at the Parent

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended September 30		Nine months ended September 30
	2009	2008*	2009	2008*
Ongoing earnings per share	$1.22	$1.17	$2.53	$2.50
Tax levelization	0.02	0.01	(0.02)	0.03
Discontinued operations	(0.36)	-	(0.37)	0.25
CVO mark-to-market	0.01	-	0.04	(0.01)
Impairment	-	-	(0.01)	-
Plant retirement charge	(0.01)	-	(0.01)	-
Reported GAAP earnings per share	$0.88	$1.18	$2.16	$2.77
Shares outstanding (millions)	280	262	279	261

* Previously reported 2008 earnings per share have been restated to reflect the adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment increased earnings per share by $0.02 for the quarter and increased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s ongoing earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The company recorded the impact of a verdict to pay damages in a breach-of-contract lawsuit related to ownership interests in certain of our synthetic fuels facilities that decreased earnings per share by $0.36 for the quarter. See page S-4 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the quarter and had no impact on earnings for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this adjustment to be representative of the company’s ongoing earnings.

Impairment

The company has recorded impairments of certain investments of its Affordable Housing portfolio. The impairments had no impact on earnings for the quarter or for the same period last year. Management does not consider this adjustment to be representative of the company’s ongoing earnings.

Plant Retirement Charge

The company recognized a charge for the impact of PEC’s decision to construct a new natural gas plant to replace certain coal-fired generating units, with resulting reduced emissions for compliance with the Clean Smokestacks Act’s 2013 emission targets. The charge decreased earnings per share by $0.01 for the quarter. Since the coal-fired generating units will be retired prior to their estimated useful lives, management does not consider this charge to be representative of the company’s ongoing earnings.

* * * *

Progress Energy’s conference call with the investment community will be held October 30, 2009, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-0731, confirmation code 9724260. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. ET October 30 through midnight November 13. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 9724260.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 10:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including O&M and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; the duration and severity of the recession; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2009

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended September 30,		Nine months ended September 30,
(in millions except per share data)	2009	2008	2009	2008
Operating revenues	$2,824	$2,696	$7,578	$7,006
Operating expenses
Fuel used in electric generation	1,075	869	2,855	2,262
Purchased power	125	450	599	1,012
Operation and maintenance	423	439	1,360	1,370
Depreciation, amortization and accretion	371	205	877	619
Taxes other than on income	152	141	425	387
Other	2	1	14	(6)
Total operating expenses	2,148	2,105	6,130	5,644
Operating income	676	591	1,448	1,362
Other income (expense)
Interest income	2	8	8	20
Allowance for equity funds used during construction	20	34	95	84
Other, net	1	(7)	13	(9)
Total other income, net	23	35	116	95
Interest charges
Interest charges	174	178	534	493
Allowance for borrowed funds used during construction	(6)	(11)	(30)	(27)
Total interest charges, net	168	167	504	466
Income from continuing operations before income tax	531	459	1,060	991
Income tax expense	181	150	352	329
Income from continuing operations	350	309	708	662
Discontinued operations, net of tax	(102)	1	(103)	67
Net income	248	310	605	729
Net income attributable to noncontrolling interests, net of tax	(1)	(1)	(2)	(6)
Net income attributable to controlling interests	$247	$309	$603	$723
Average common shares outstanding – basic	280	262	279	261
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$1.24	$1.18	$2.53	$2.52
Discontinued operations attributable to controlling interests, net of tax	(0.36)	–	(0.37)	0.25
Net income attributable to controlling interests	$0.88	$1.18	$2.16	$2.77
Dividends declared per common share	$0.620	$0.615	$1.860	$1.845
Amounts attributable to controlling interests
Income from continuing operations attributable to controlling interests, net of tax	$349	$308	$706	$657
Discontinued operations attributable to controlling interests, net of tax	(102)	1	(103)	66
Net income attributable to controlling interests	$247	$309	$603	$723

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	September 30, 2009	December 31, 2008
ASSETS
Utility plant
Utility plant in service	$28,041	$26,326
Accumulated depreciation	(11,539)	(11,298)
Utility plant in service, net	16,502	15,028
Held for future use	38	38
Construction work in progress	2,392	2,745
Nuclear fuel, net of amortization	502	482
Total utility plant, net	19,434	18,293
Current assets
Cash and cash equivalents	155	180
Receivables, net	939	867
Inventory	1,352	1,239
Regulatory assets	180	533
Derivative collateral posted	185	353
Income taxes receivable	8	194
Prepayments and other current assets	230	154
Total current assets	3,049	3,520
Deferred debits and other assets
Regulatory assets	2,463	2,567
Nuclear decommissioning trust funds	1,300	1,089
Miscellaneous other property and investments	446	446
Goodwill	3,655	3,655
Other assets and deferred debits	311	303
Total deferred debits and other assets	8,175	8,060
Total assets	$30,658	$29,873
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 279 million and 264 million shares issued and outstanding, respectively	$6,797	$6,206
Unearned ESOP shares (1 million shares)	(12)	(25)
Accumulated other comprehensive loss	(99)	(116)
Retained earnings	2,695	2,622
Total common stock equity	9,381	8,687
Noncontrolling interests	6	6
Total equity	9,387	8,693
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	10,834	10,387
Total capitalization	20,586	19,445
Current liabilities
Current portion of long-term debt	400	–
Short-term debt	250	1,050
Accounts payable	771	912
Interest accrued	151	167
Dividends declared	174	164
Customer deposits	294	282
Derivative liabilities	246	493
Other current liabilities	474	418
Total current liabilities	2,760	3,486
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,065	818
Accumulated deferred investment tax credits	119	127
Regulatory liabilities	2,420	2,181
Asset retirement obligations	1,540	1,471
Accrued pension and other benefits	1,393	1,594
Capital lease obligations	222	231
Derivative liabilities	207	269
Other liabilities and deferred credits	346	251
Total deferred credits and other liabilities	7,312	6,942
Commitments and contingencies
Total capitalization and liabilities	$30,658	$29,873

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Nine months ended September 30	2009	2008
Operating activities
Net income	$605	$729
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	991	703
Deferred income taxes and investment tax credits, net	50	270
Deferred fuel cost (credit)	81	(330)
Allowance for equity funds used during construction	(95)	(84)
Loss (gain) on sales of assets	1	(71)
Litigation expense	115	–
Other adjustments to net income	186	94
Cash (used) provided by changes in operating assets and liabilities
Receivables	(99)	150
Inventory	(118)	(124)
Derivative collateral posted	155	(6)
Prepayments and other current assets	9	32
Income taxes, net	190	(92)
Accounts payable	(91)	181
Other current liabilities	25	(24)
Other assets and deferred debits	51	(62)
Other liabilities and deferred credits	(286)	(7)
Net cash provided by operating activities	1,770	1,359
Investing activities
Gross property additions	(1,644)	(1,760)
Nuclear fuel additions	(148)	(158)
Proceeds from sales of discontinued operations and other assets, net of cash divested	–	63
Purchases of available-for-sale securities and other investments	(1,271)	(1,190)
Proceeds from available-for-sale securities and other investments	1,245	1,154
Other investing activities	(5)	(3)
Net cash used by investing activities	(1,823)	(1,894)
Financing activities
Issuance of common stock	557	106
Dividends paid on common stock	(520)	(481)
Payments of short-term debt with original maturities greater than 90 days	(29)	(176)
Net (decrease) increase in short-term debt	(871)	470
Proceeds from issuance of long-term debt, net	1,337	1,797
Retirement of long-term debt	(400)	(877)
Cash distributions to noncontrolling interests	(5)	(85)
Other financing activities	(41)	(71)
Net cash provided by financing activities	28	683
Net (decrease) increase in cash and cash equivalents	(25)	148
Cash and cash equivalents at beginning of period	180	255
Cash and cash equivalents at end of period	$155	$403

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Third Quarter 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	0.77	0.55	(0.14)	1.18	A
Tax levelization	0.01	(0.02)		(0.01)	B
2008 ongoing earnings	0.78	0.53	(0.14)	1.17

Weather - retail		0.02		0.02

Growth and usage - retail	(0.05)	(0.03)		(0.08)

Retail rates		0.09		0.09	C

Other margin	0.01	0.08		0.09	D

Wholesale	0.01			0.01

O&M	0.06	0.01		0.07	E

Other		(0.01)	(0.01)	(0.02)

AFUDC equity		(0.02)		(0.02)	F

Depreciation and amortization	0.01	(0.03)		(0.02)	G

Interest expense	0.01	0.01	(0.02)	-	H

Income taxes	(0.02)	(0.01)	0.02	(0.01)	I

Share dilution	(0.05)	(0.04)	0.01	(0.08)	J

2009 ongoing earnings	0.76	0.60	(0.14)	1.22
Tax levelization	(0.01)	0.03		0.02	B
Discontinued operations			(0.36)	(0.36)	K
CVO mark-to-market			0.01	0.01	L
Plant retirement charge	(0.01)			(0.01)	M
2009 GAAP earnings	0.74	0.63	(0.49)	0.88

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

In this analysis, individual variances are presented net of the effect of pass-through items and other offsets.

A -	GAAP earnings for 2008 is $0.01 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
C -	Florida - Favorable primarily due to impact of interim and limited base rate relief.
D -	Florida - Favorable primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets.
E -	Carolinas - Favorable primarily due to targeted cost reductions, lower net nuclear plant outage and maintenance costs and the impact of changes to an environmental reserve.
F -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Florida - Unfavorable primarily due to placing the repowered Bartow Plant in service in June 2009.
G -	Florida - Unfavorable primarily due to impact of depreciable asset base increases.
H -	Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
I -	Carolinas - Unfavorable primarily due to impact of changes in tax estimates.
Corporate and Other - Favorable primarily due to impact of changes in tax estimates.
J -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
K -	Discontinued operations consists of Terminals operations and Synthetic Fuels businesses.
L -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
M -	Carolinas - Impact of decision to retire in-service generating units prior to the end of their estimated useful life.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Year-to-Date September 30, 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	1.64	1.29	(0.16)	2.77	A
Tax levelization	0.01	(0.03)	(0.01)	(0.03)	B
Discontinued operations			(0.25)	(0.25)	C
CVO mark-to-market			0.01	0.01	D
2008 ongoing earnings	1.65	1.26	(0.41)	2.50	A

Weather - retail	0.05	0.06		0.11

Growth and usage - retail	(0.10)	(0.10)		(0.20)

Retail rates		0.11		0.11	E

Other margin		0.15		0.15	F

Wholesale	(0.01)	0.03		0.02	G

O&M	0.03	0.01		0.04	H

Other operating	(0.03)	(0.03)		(0.06)	I

Other	(0.02)		0.01	(0.01)	J

AFUDC equity	0.02	0.06		0.08	K

Depreciation and amortization	0.06	(0.04)		0.02	L

Interest expense	0.02	(0.08)	(0.03)	(0.09)	M

Income taxes		0.03		0.03	N

Share dilution	(0.11)	(0.09)	0.03	(0.17)	O

2009 ongoing earnings	1.56	1.37	(0.40)	2.53
Tax levelization	(0.01)	0.01	(0.02)	(0.02)	B
Discontinued operations			(0.37)	(0.37)	C
CVO mark-to-market			0.04	0.04	D
Impairment			(0.01)	(0.01)	P
Plant retirement charge	(0.01)			(0.01)	Q
2009 GAAP earnings	1.54	1.38	(0.76)	2.16

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.

In this analysis, individual variances are presented net of the effect of pass-through items and other offsets.

A -	GAAP and ongoing earnings for 2008 are $0.01 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
C -	Discontinued operations consists primarily of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations and 3) Coal Mining businesses.
D -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
E -	Florida - Favorable primarily due to impact of interim and limited base rate relief.
F -	Florida - Favorable primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets.
G -	Florida - Favorable primarily due to increased capacity charges from new and amended contracts.
H -	Carolinas - Favorable primarily due to targeted cost reductions and lower emission allowance expense, partially offset by higher net plant outage and maintenance costs.
I -	Carolinas - Unfavorable primarily due to prior-year gain on land sales.
Florida - Unfavorable primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales.
J -	Carolinas - Unfavorable primarily due to losses on balanced billing program and lower interest income.
K -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Favorable primarily due to increased eligible construction project costs.
L -
Carolinas - Favorable primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets and Clean Smokestacks Act amortization recognized during 2008, partially offset by impact of depreciable asset base increases. The North Carolina jurisdictional aggregate minimum amount of accelerated cost recovery has been met and the South Carolina jurisdictional obligation was terminated by the SCPSC. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a regulatory order.

Florida - Unfavorable primarily due to impact of depreciable asset base increases.
M -	Carolinas - Favorable primarily due to lower interest rates on variable rate debt, partially offset by higher average debt outstanding.
Florida - Unfavorable primarily due to higher average debt outstanding.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
N -	Florida - Favorable primarily due to deduction related to nuclear decommissioning trust funds.
O -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
P -	Corporate and Other - Impairment of Affordable Housing portfolio investments.
Q -	Carolinas - Impact of decision to retire in-service generating units prior to the end of their estimated useful life.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	September 30, 2009			September 30, 2008			From September 30, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida
Residential	$525	$806	$1,331	$495	$723	$1,218	6.1%	11.5%
Commercial	348	371	719	331	328	659	5.1	13.1
Industrial	197	85	282	200	82	282	(1.5)	3.7
Governmental	33	92	125	32	80	112	3.1	15.0
Unbilled	(11)	(2)	(13)	(16)	(6)	(22)	-	-
Total Retail	1,092	1,352	2,444	1,042	1,207	2,249	4.8	12.0
Wholesale	186	115	301	196	175	371	(5.1)	(34.3)
Miscellaneous revenue	29	49	78	28	46	74	3.6	6.5
Total Electric	$1,307	$1,516	$2,823	$1,266	$1,428	$2,694	3.2%	6.2%

Energy Sales (millions of kWh)
Residential	4,824	5,905	10,729	4,929	6,093	11,022	(2.1)%	(3.1)%
Commercial	3,923	3,405	7,328	4,079	3,523	7,602	(3.8)	(3.3)
Industrial	2,789	863	3,652	2,879	981	3,860	(3.1)	(12.0)
Governmental	437	872	1,309	437	901	1,338	-	(3.2)
Unbilled	(397)	52	(345)	(250)	(204)	(454)	-	-
Total Retail	11,576	11,097	22,673	12,074	11,294	23,368	(4.1)	(1.7)
Wholesale	3,607	1,096	4,703	3,746	1,944	5,690	(3.7)	(43.6)
Total Electric	15,183	12,193	27,376	15,820	13,238	29,058	(4.0)%	(7.9)%

Energy Supply (millions of kWh)
Generated
Steam	6,869	3,467	10,336	7,394	4,906	12,300
Nuclear	6,289	1,587	7,876	6,258	1,653	7,911
Combustion turbines/combined cycle	1,588	5,843	7,431	1,074	4,527	5,601
Hydro	93	-	93	52	-	52
Purchased	1,040	2,184	3,224	1,726	2,952	4,678
Total Energy Supply (Company Share)	15,879	13,081	28,960	16,504	14,038	30,542

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	8	-		9	-		(11.1)%	-%
Normal	16	-		16	-
Cooling Degree Days
Actual	1,092	1,402		1,090	1,348		0.2%	4.0%
Normal	1,087	1,389		1,095	1,389
Impact of retail weather to normal on EPS	$0.00	$0.00	$0.00	$0.00	($0.01)	($0.01)

	Nine Months Ended			Nine Months Ended			Percentage Change
	September 30, 2009			September 30, 2008			From September 30, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida
Residential	$1,404	$2,023	$3,427	$1,256	$1,739	$2,995	11.8%	16.3%
Commercial	926	990	1,916	862	852	1,714	7.4	16.2
Industrial	533	248	781	555	230	785	(4.0)	7.8
Governmental	85	258	343	78	217	295	9.0	18.9
Unbilled	(18)	28	10	(10)	20	10	-	-
Total Retail	2,930	3,547	6,477	2,741	3,058	5,799	6.9	16.0
Wholesale	544	327	871	566	427	993	(3.9)	(23.4)
Miscellaneous revenue	87	138	225	74	133	207	17.6	3.8
Total Electric	$3,561	$4,012	$7,573	$3,381	$3,618	$6,999	5.3%	10.9%

Energy Sales (millions of kWh)
Residential	13,553	14,700	28,253	13,192	14,854	28,046	2.7%	(1.0)%
Commercial	10,528	8,907	19,435	10,741	9,252	19,993	(2.0)	(3.7)
Industrial	7,771	2,486	10,257	8,773	2,855	11,628	(11.4)	(12.9)
Governmental	1,137	2,409	3,546	1,105	2,468	3,573	2.9	(2.4)
Unbilled	(227)	740	513	(246)	492	246	-	-
Total Retail	32,762	29,242	62,004	33,565	29,921	63,486	(2.4)	(2.3)
Wholesale	10,542	3,108	13,650	10,959	5,484	16,443	(3.8)	(43.3)
Total Electric	43,304	32,350	75,654	44,524	35,405	79,929	(2.7)%	(8.6)%

Energy Supply (millions of kWh)
Generated
Steam	20,791	9,789	30,580	21,975	14,775	36,750
Nuclear	17,857	4,945	22,802	18,675	4,685	23,360
Combustion turbines/combined cycle	2,985	12,912	15,897	2,026	10,095	12,121
Hydro	482	-	482	339	-	339
Purchased	2,952	6,822	9,774	3,359	7,853	11,212
Total Energy Supply (Company Share)	45,067	34,468	79,535	46,374	37,408	83,782

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	1,851	391		1,765	286		4.9%	36.7%
Normal	1,899	385		1,896	386
Cooling Degree Days
Actual	1,756	2,588		1,670	2,533		5.1%	2.2%
Normal	1,630	2,526		1,645	2,526
Impact of retail weather to normal on EPS	$0.03	$0.02	$0.05	($0.02)	($0.03)	($0.05)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Adjusted O&M Reconciliation (A)
	Nine months ended
(in millions)	September 30, 2009	September 30, 2008	Growth
Reported GAAP O&M	$1,360	$1,370	-0.7%
Adjustments
Carolinas
O&M recoverable through clauses	(27)	(18)
Timing of nuclear outages (B)	(28)	-
Litigation judgment	(4)	-
Plant retirement charge	(6)	-
Florida
Storm damage reserve	-	(66)
Energy conservation cost recovery clause (ECCR)	(56)	(52)
Environmental cost recovery clause (ECRC)	(73)	(27)
Nuclear cost recovery	(3)	(2)
Sales and use tax audit adjustments	-	5
Severance associated with Energy Delivery restructuring	-	(6)
Vacation benefits policy change (C)	9	-
Adjusted O&M	$1,172	$1,204	-2.7%

A - The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.  Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as certain non-recurring items. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.
B - Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications.  PEC experienced two full nuclear outages during the nine months ended September 30, 2009, compared to one full nuclear outage during the nine months ended September 30, 2008.  Therefore, the average expense for one full nuclear outage has been excluded from the nine months ended September 30, 2009 in order to more accurately compare the company's O&M expense over the periods presented.
C - Vacation benefits policy change has no O&M impact at Carolinas due to regulatory treatment.

Impact of Discontinued Operations
	Nine months ended
(Basic earnings per share)	September 30, 2009	September 30, 2008
Coal Mining Operations	$-	$0.01
Rail	-	0.01
Terminals and Synthetic Fuels	(0.37)	0.23
Total Discontinued Operations	($0.37)	$0.25

Financial Statistics
	September 30, 2009	September 30, 2008
Return on average common stock equity	7.7%	9.6%
Book value per common share	$33.48	$33.48
Capitalization
Common stock equity	44.1%	44.1%
Preferred stock of subsidiaries and noncontrolling interest	0.5%	0.5%
Total debt	55.4%	55.4%
Total Capitalization	100.0%	100.0%